Ms Laura Piccinini
c/o KCI Medical S.r.l.
Via Meucci 1, 20090 - Assago (MI)

28 October 2014

Subject: Amendment to the terms and conditions of your employment with KCI Medical S.r.l. (the “Company”)

Dear Laura,

Further to our understanding following the global announcement by Joe Woody of 24 September 2014, we are happy to confirm the following amendment to your terms and conditions of employment with the Company effective from 24 September 2014.

Classification and Duties: you will be classified as executive (Dirigente) pursuant to the staff classification provided by the C.C.N.L. and you will have duties as President of Developed Markets, with responsibilities for the AWT business and RM business in the Developed Markets of Europe, Australia and New Zealand, reporting to Joe Woody, President and CEO of KCI International Inc.

Salary: On the basis of the A.I.B. (Annual Incentive Bonus), incentive linked to the achievement of personal and company goals, the target bonus will be increased from 50% to 70% of your yearly gross salary. In consideration of this change during 2014, this increase will be calculated pro rata temporis, taking into account the period between 24 September 2014 and 31 December 2014.

All other terms and conditions of your employment agreement with the Company, as set out in your employment agreement with the Company (which for the avoidance of doubt was signed in 2013 but effective from your commencement date of 3 February 2014), together with any subsequent amendments, will remain unchanged. For the avoidance of doubt your yearly gross salary, as set out in the letter to you dated 18 March 2014, will remain at 290,000 EUROS.

We look forward to working with you in your new role. Please confirm your agreement to this amendment to your terms and conditions of employment with the Company by signing and returning a copy of this letter.

Sincerely,

David A. Lillback,
Senior Vice President, Human Resources
On behalf of Kinetic Concepts, Inc.

/s/ David Lillback

Adriano Cito
Vice President Finance EMEA & General Manager Global SSC
In his capacity as director of KCI Medical S.r.l.

/s/ Adriano Cito

By way of acknowledgement and receipt
Laura Piccinini
/s/ Laura Piccinini
Date 29 October 2014